Exhibit 99.1

Contact:	Mark Polzin
Fleishman-Hillard (for Emerson)
Phone:	(314) 982-1758
e-mail:	polzinm@fleishman.com

-OR-

Contact:	Pamela Rembaum
Director, Investor Relations
Artesyn Technologies
Phone:	(561) 451-1028
e-mail:	pamela.rembaum@artesyn.com

EMERSON TO ACQUIRE ARTESYN TECHNOLOGIES

Agreement Boosts Firms’ Ability to Serve Global Customers

with Embedded Power Technologies

ST. LOUIS, MO and BOCA RATON, FL; FEBRUARY 2, 2006 – Emerson (NYSE: EMR) and Florida-based Artesyn Technologies (NASDAQ: ATSN) today announced that Artesyn will become part of Emerson Network Power. Emerson will acquire Artesyn for $11 a share in cash (approximately $500 million net of acquired cash) pending customary regulatory approvals and approval by Artesyn shareholders.

The agreement brings additional embedded power conversion technologies to Emerson Network Power’s existing portfolio of solutions for customers in the enterprise computing, data, and telecommunications industries. Artesyn provides leading original equipment manufacturers (OEMs) with advanced power conversion equipment as well as hardware and software subsystems for a range of communication applications.

“Artesyn’s focus on technology, global presence and complementary marquee customer relationships make it a great strategic fit with Emerson Network Power to help us better serve important customers in key markets around the world,” said David N. Farr, Emerson chairman, chief executive officer and president.

Artesyn Technologies, headquartered in Boca Raton, Florida, with sales in 2005 of approximately $420 million, operates globally with design, manufacturing, sales, and service facilities throughout Asia, Europe, and North America.

“In addition to providing Artesyn shareholders with full value, our customers will benefit from Emerson’s extensive international infrastructure to successfully meet their evolving needs,” said Joseph O’Donnell, Artesyn’s chief executive officer. “The synergies will provide the scale, resources, and financial flexibility to take our leading technology to the next level.”

About Artesyn Technologies

Artesyn, headquartered in Boca Raton, Florida, is a world leader in the design, manufacture, and sale of power conversion and embedded board solutions for infrastructure applications in server and storage, networking, wireless, and telecommunications systems. The Company’s products are used in middle to high-end servers, data storage devices, routers, hubs, high-speed modems, RF amplification systems, base station controllers and transceivers. The Company has a global sales reach with design and manufacturing facilities in Asia, Europe, and North America. Artesyn is a public company whose common stock is traded on the Nasdaq stock market under the symbol ATSN. For more information, please visit the Company’s Web site at www.artesyn.com.

About Emerson Network Power

Emerson Network Power, an Emerson business, serves the needs of telecommunications networks, data centers, health care and industrial facilities worldwide with a full spectrum of reliable power solutions, including inbound power, connectivity, power supplies, power systems and precision cooling – all backed by the largest global services organization in the power industry. Sales in fiscal 2005 were $3.3 billion. For more information, visit www.emersonnetworkpower.com.

About Emerson

Emerson (NYSE: EMR), based in St. Louis, is a global leader in bringing technology and engineering together to provide innovative solutions to customers through its network power, process management, industrial automation, climate technologies, and appliance and tools businesses. Sales in fiscal 2005 were $17.3 billion. For more information, visit www.gotoemerson.com.

Proxy Information

This news release is being filed by Artesyn with the Securities and Exchange Commission (the “SEC”) in accordance with Rule 14a-12 of the Securities Exchange Act of 1934, as amended, and is not intended to be a proxy solicitation. The information contained in this news release is summary in nature and does not provide all of the important information with respect to the merger between Artesyn and Emerson.

Artesyn plans to file a proxy statement and other documents with the SEC regarding the merger. At such time, a definitive proxy statement will be sent to Artesyn’s stockholders, seeking their approval of the merger and the merger agreement. A copy of the proxy statement, when it is available, and any other relevant documents filed by Artesyn with the SEC, will be available free of charge at the SEC’s website, www.sec.gov and at the Investor Relations page of Artesyn’s website, www.artesyn.com. Copies of the proxy statement and other documents filed by Artesyn with the SEC may also be obtained free of charge by directing requests in writing to the Investor Relations department of Artesyn, 7900 Glades Road, Suite 500, Boca Raton, Florida, 33434, or by calling (561) 451-1000. Artesyn stockholders are urged to read the proxy statement when it becomes available because it will contain important information.

Artesyn and its directors, officers and certain of its employees may be deemed to be participants in the solicitation of proxies of Artesyn stockholders. These individuals may have an interest in the merger, including as a result of holding options or shares of Artesyn common stock. A list of the names, affiliations and interests of the participants in the solicitation will be contained in the proxy statement relating to the merger that will be filed with the SEC.

Cautionary Statement About Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these forward- looking statements involve certain risks and uncertainties and may differ materially from actual future events or results. Undue reliance should not be placed on such forward-looking statements. Certain risks and uncertainties are identified in Artesyn’s and Emerson’s periodic filings with the SEC. Any forward-looking statement made in this release is made as of the date of this release and should not be relied upon as representing an estimate as of any subsequent date. Artesyn and Emerson assume no obligation to update any such forward- looking statements.

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